EXHIBIT 99.1

[BLUEGREEN LOGO]

CONTACT:                              -OR-         INVESTOR RELATIONS COUNSEL:
Bluegreen Corporation                              The Equity Group Inc.
John Chiste                                        Devin Sullivan
Chief Financial Officer                            (212) 836-9608
(561) 912-8010                                     dsullivan@equityny.com
john.chiste@bxgcorp.com                            Adam Prior
                                                   (212) 836-9606
                                                   aprior@equityny.com

                              FOR IMMEDIATE RELEASE

           BLUEGREEN CORPORATION REPORTS RECORD THIRD QUARTER RESULTS

Q3 2003 Highlights vs. Q3 2002

      o     Resorts sales and net income establish all-time quarterly records

      o     Net income rises 97% to $10 million, or $.36 per diluted share

      o     Resorts sales increase 49% to $83.9 million

      o     Total operating revenues up 32% to $128.4 million

Boca Raton, FL - October 21, 2003 - Bluegreen Corporation (NYSE: BXG), a leading U.S. developer and marketer of drive-to vacation ownership resorts ("Bluegreen(R) Resorts") and planned residential and golf communities ("Bluegreen Communities"), today announced record financial results for the three and nine months ended September 30, 2003 (see attached tables).

Net income for the third quarter of 2003 rose 97% to an all-time quarterly record $10.0 million, or $.36 per diluted share, versus net income of $5.1 million, or $.19 per diluted share, for the same period last year. Net income for the nine months ended September 30, 2003 was $18.4 million, or $.68 per diluted share, versus net income of $4.7 million, or $.21 per diluted share, for the same period one year ago.

Net income for the 2002 nine-month period included a cumulative effect of a change in accounting principle relating to a one-time write off of all deferred telemarketing costs on the Company's balance sheet, effective April 1, 2002, that reduced net income in this period by approximately $5.9 million, net of tax, or $.19 per diluted share.

Net income for the three and nine-month periods ended September 30, 2003 included a cumulative effect of a change in accounting principle that reduced net income by $245,000, or $.01 per diluted share. Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity," became effective and was adopted by the Company on July 1, 2003. This new standard changes the valuation and financial statement classification of the 49% minority interest in the Company's consolidated subsidiary that owns and operates the Big Cedar Wilderness Club(TM) resort. The adoption of SFAS No. 150 is not anticipated to have a material impact on the Company's results of operations or financial position going forward.

Bluegreen Corporation                                                     Page 2
October 21, 2003


Resorts sales increased 49% to an all-time quarterly record $83.9 million during third quarter of 2003 from $56.3 million in the same period last year, due primarily to continued same-resort sales increases at a majority of Bluegreen's properties. This same-resort sales increase was complemented by continued strong sales of the Bluegreen Vacation Club(R) product through three new resort sales offices and two new off-site sales offices open for less than one year. For the first nine months of 2003, resort sales increased 45% to $191.1 from $131.9 million for the same period last year. Also, the gross margin on Bluegreen Resorts sales increased to 80% from 75% during the three-and nine-month periods ended September 30, 2003 as compared to the same periods last year, due to the sale of lower cost vacation ownership interests during the current year periods.

Communities sales were $25.0 million during the third quarter of 2003 versus $27.1 million during the same period last year, due primarily to the effect of percentage-of-completion accounting. As of September 30, 2003, approximately $18.8 million and $8.0 million of communities sales and profits, respectively, were deferred under the percentage-of-completion method of accounting. These amounts will be recognized commensurate with the development of the projects. Revenues and deferred sales included continued strong sales at Traditions of Braselton(TM), a new golf community located near Atlanta, GA, which held its grand opening in June 2003. For the nine months ended September 30, 2003, communities sales were $65.7 million versus $78.5 million for the same period last year, due primarily to the impact of percentage-of-completion accounting.

Increased resorts sales also positively impacted a number of other areas during the third quarter of 2003, including: additional revenue generated by the Company's wholly-owned resorts title agency; additional revenue generated from managing the Bluegreen Vacation Club; and a decline in total cost of sales to 29% from 35%, as sales of Bluegreen Resorts, which have a lower product cost than Bluegreen Communities sales, comprised 77% of total sales during the third quarter of 2003 versus 68% in the comparable prior year period.

The Company also reported a 92% increase in other resort and communities operations revenue, due primarily to the September 2002 acquisition of substantially all of the assets of TakeMeOnVacation LLC and affiliates. In addition, the Company believes that its successful sales and marketing strategies and customer focus contributed to improved operating efficiencies in the third quarter of 2003. In this regard, selling, general and administrative expenses as a percentage of total operating revenue declined by more than 200 basis points from the same period last year.

George F. Donovan, President and Chief Executive Officer of Bluegreen, commented, "We believe that Bluegreen's success is due primarily to our ability to provide attractive, amenity-rich lifestyle choices to our clients while adhering to prudent fiscal and operating management strategies. We are expanding our portfolio of resorts in response to increased demand for upscale vacation experiences that offer a variety of activities for the entire family, including golf, beach, skiing and access to some of the nation's premier theme parks and areas of interest. We have recently acquired Grande Villas at World Golf Village(TM) in St. Augustine, FL and the Oasis Lakes Resort in Orlando, FL. This month, we executed an agreement with Resort Finance LLC ("Resort Finance"), under which Resort Finance expanded to $100 million and extended through March 31, 2004 a $75 million revolving timeshare receivables purchase facility that Bluegreen had in place with another institution. We believe that this reflects a recognition of the quality of Bluegreen's timeshare receivables and confidence in the Company's operations and prospects. Finally, we added three new independent members to the Company's Board of Directors in October."

Bluegreen's balance sheet at September 30, 2003 reflected a book value of $7.22 per share and a debt-to-equity ratio of 1.37:1.

Bluegreen Corporation                                                    Page 3
October 21, 2003


Bluegreen is one of the leading companies engaged in the acquisition, development, marketing and sale of vacation ownership resorts and residential home sites. Bluegreen Resorts are located in a variety of popular vacation destinations, including: Orlando, Florida; St. Augustine, Florida; Surfside, Florida; the Smoky Mountains of Tennessee; Myrtle Beach, South Carolina; Charleston, South Carolina; Wisconsin Dells, Wisconsin; Gordonsville, Virginia; Branson, Missouri; Ridgedale, Missouri; Boyne Mountain, Michigan; and Aruba, while its Bluegreen Communities operations are predominantly located in the Southeastern and Southwestern United States.

This press release contains forward-looking statements and the Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 in connection with these statements. Statements contained herein are not statements of historical fact may be deemed forward-looking statements. The words "believe," "expect," "intend," "anticipate," "project," "may," "should," "designed to," "estimate," "hope," "plan" and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and many of which are beyond the Company's control. Future events could differ materially from those set forth in, contemplated by, or underlying such forward-looking statements. The risks and uncertainties to which forward-looking statements are subject to include, but are not limited to, the following: that sales and marketing strategies will not be as successful as anticipated, new properties may not be successful or the sell-out period will be longer than projected, that Company estimates of the total anticipated cost of its real estate projects increase and therefore adversely impact profits recognized under the percentage-of-completion method of accounting, that the Company may not have sufficient sources of financing, may not be able to consummate future sales of receivables or may not realize the gain on sales of these receivables, that the Company's estimates of the key assumptions that are related to its valuation of the fair value of its retained interests in notes receivable sold may adversely change, and the other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including its most recent Transition Report on Form 10-KT filed on March 31, 2003, and its Quarterly Report on Form 10-Q filed on August 14, 2003.

                                  ### #### ###

Bluegreen Corporation                                                    Page 4
October 21, 2003


                              BLUEGREEN CORPORATION
                        Consolidated Statements of Income
                        (In 000's, Except Per Share Data)
                                   (UNAUDITED)

                                                                         Three Months Ended             Nine Months Ended
                                                                         ------------------             -----------------
                                                                    September 30,  September 29,   September 30,  September 29,
                                                                         2003           2002            2003           2002
                                                                         ----           ----            ----           ----
REVENUES:

Bluegreen(R)Resorts sales                                            $    83,925    $    56,306     $   191,060    $   131,912
Bluegreen Communities sales                                               25,016         27,080          65,689         78,512
                                                                     -----------    -----------     -----------    -----------
Total sales                                                              108,941         83,386         256,749        210,424

Other resort and communities operations revenue                           14,549          7,564          42,592         20,561
Interest income                                                            4,441          4,018          12,308         11,373
Gain on sale of notes receivable                                             476          2,037           3,360          5,334
Other income, net                                                             --             --             608             --
                                                                     -----------    -----------     -----------    -----------
Total operating revenues                                                 128,407         97,005         315,617        247,692
                                                                     -----------    -----------     -----------    -----------

EXPENSES:
Cost of sales:
    Bluegreen Resorts cost of sales                                       16,464         14,307          39,327         32,909
    Bluegreen Communities cost of sales                                   14,569         14,702          37,039         43,459
                                                                     -----------    -----------     -----------    -----------
Total cost of sales                                                       31,033         29,009          76,366         76,368
Cost of other resort and communities operations                           14,489          6,831          43,196         18,251
Selling, general and administrative expense                               59,132         47,102         148,859        121,456
Interest expense                                                           4,263          3,321          10,239          9,432
Provision for loan losses                                                  2,300          1,561           5,525          3,810
Other expense, net                                                           515            676              --          1,020
                                                                     -----------    -----------     -----------    -----------
Total operating expenses                                                 111,732         88,500         284,185        230,337
                                                                     -----------    -----------     -----------    -----------
Income before taxes                                                       16,675          8,505          31,432         17,355
Provision for income taxes                                                 6,420          3,274          12,101          6,681
Minority interest in income of consolidated subsidiary                        --            151             723            397
                                                                     -----------    -----------     -----------    -----------

Income before cumulative effect of change in accounting principle         10,255          5,080          18,608         10,277
Cumulative effect of change in accounting principle, net                    (245)            --            (245)        (5,929)
Minority interest in cumulative effect of change in accounting
principle                                                                     --             --              --           (350)
                                                                     -----------    -----------     -----------    -----------
Net income                                                           $    10,010    $     5,080     $    18,363    $     4,698
                                                                     ===========    ===========     ===========    ===========

Earnings per share:
   Basic:
   Income before cumulative effect of change in accounting
   principle                                                         $      0.42    $      0.21     $      0.76    $      0.42
   Cumulative effect of change in accounting principle, net of tax         (0.01)            --           (0.01)         (0.23)
                                                                     -----------    -----------     -----------    -----------
   Net income                                                        $      0.41    $      0.21     $      0.75    $      0.19
                                                                     ===========    ===========     ===========    ===========

   Diluted:
   Income before cumulative effect of change in accounting
   principle                                                         $      0.37    $      0.19     $      0.69    $      0.40
   Cumulative effect of change in accounting principle, net of tax         (0.01)            --           (0.01)         (0.19)
                                                                     -----------    -----------     -----------    -----------
   Net income                                                        $      0.36    $      0.19     $      0.68    $      0.21
                                                                     ===========    ===========     ===========    ===========

Weighted average number of common and common equivalent shares:
     Basic                                                                24,634         24,497          24,604         24,436
                                                                     ===========    ===========     ===========    ===========
     Diluted                                                              29,377         28,749          29,089         28,763
                                                                     ===========    ===========     ===========    ===========

Bluegreen Corporation                                                    Page 5
October 21, 2003


                              BLUEGREEN CORPORATION
                      Condensed Consolidated Balance Sheets
                                   (in 000's)

                                                  September 30,   December 31,
                                                      2003            2002
                                                   (unaudited)
ASSETS

Cash and cash equivalents (unrestricted)          $      19,782   $      26,354
Cash and cash equivalents (restricted)                   36,000          20,551
Contracts receivable, net                                33,952          16,230
Notes receivable, net                                   108,306          61,795
Inventory, net                                          210,354         173,131
Retained interests in notes receivable sold              55,684          44,228
Property and equipment, net                              54,999          51,787
Other assets                                             27,552          39,916
                                                  -------------   -------------
Total assets                                      $     546,629   $     433,992
                                                  =============   =============

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable, accrued liabilities and other   $      59,977   $      37,415
Deferred income                                          19,529          19,704
Deferred income taxes                                    43,527          31,208
Lines-of-credit and notes payable                       100,570          39,769
10.50% senior secured notes payable                     110,000         110,000
8.25% convertible subordinated debentures                34,371          34,371
                                                  -------------   -------------
Total liabilities                                       367,974         272,467

Minority interest                                            --           3,242

Total shareholders' equity                              178,655         158,283
                                                  -------------   -------------
   Total liabilities and shareholders' equity     $     546,629   $     433,992
                                                  =============   =============